Exhibit 5.1

September 23, 2019

Plains All American Pipeline, L.P.
333 Clay Street, Suite 1600
Houston, TX 77002

Dear Ladies and Gentlemen:

We have acted as counsel for Plains All American Pipeline, L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the registration by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of 14,977,890 common units representing limited partner interests in the Partnership (the “Common Units”) by Oxy Holding Company (Pipeline), Inc. We have participated in the preparation of a Prospectus Supplement dated as of September 18, 2019 (the “Prospectus Supplement”) and the Prospectus dated as of December 7, 2016 (the “Prospectus”), forming part of the Registration Statement on Form S-3 (No. 333-214778) (the “Registration Statement”) to which this opinion is an exhibit. The Prospectus Supplement has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

In rendering the opinion set forth below, we have examined and relied upon (a) the Delaware Revised Uniform Partnership Act (the “Delaware LP Act”), (b) the Registration Statement, the Prospectus Supplement and the Prospectus, (c) the Seventh Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 10, 2017 (the “Partnership Agreement”), (d) the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware pursuant to the Delaware LP Act in connection with the formation of the Partnership, (e) an Underwriting Agreement, dated September 18, 2019 relating to the offering and sale of the Common Units (the “Underwriting Agreement”), a copy of which is being filed with the Commission as an exhibit to the Partnership’s Current Report on Form 8-K on or about the date hereof, (f) copies of certain resolutions duly adopted by the board of directors Plains All American GP LLC, in its then capacity as the general partner of the sole member of the general partner of the Partnership, approving and authorizing matters relating to the offering of the Common Units, (g) the Partnership’s records and documents, (h) certificates of the Partnership and public officials and (i) such other certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.

Based upon and subject to the foregoing and the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Common Units are duly and validly authorized for issuance and, upon payment and delivery of the Common Units in accordance with the Underwriting Agreement, the Prospectus Supplement and the Prospectus, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London New York Richmond Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

Plains All American Pipeline, L.P. September 23, 2019 Page 2

The opinion expressed herein is qualified in the following respects:

A.                We have assumed that (i) all information contain in all documents submitted to us for review is accurate and complete, (ii) each such document submitted to us as an original is authentic, (iii) each such document submitted to us as a copy conforms to an authentic original, (iv) all signatures on each such document examined by us are genuine, (v) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete, (vi) each natural person signing any document reviewed by us had the legal capacity to do so and each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity and (vii) all Common Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Prospectus and the Prospectus Supplement, and in accordance with the terms of the Underwriting Agreement.

B.                 This opinion is limited in all respects to federal laws, the Delaware LP Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.